Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 22, 2004, accompanying the consolidated financial statements and schedules included in the annual report of Insteel Industries, Inc. on Form 10-K for the years ended October 2, 2004, September 27, 2003 and September 28, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 33-61887, effective September 5, 1995, File No. 33-61889, effective September 5, 1995, File No. 333-48011, effective March 16, 1998, and File No. 333-30934, effective February 23, 2000).

GRANT THORNTON LLP

Greensboro, North Carolina
December 6, 2004.